UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 9, 2025

Ernexa Therapeutics Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-11460	31-1103425
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1035 Cambridge Street, Suite 18A
Cambridge, MA	02141
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 798-6700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, par value $0.005 per share	ERNA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934:

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02	Unregistered Sales of Equity Securities.

The information in Item 8.01 of this report is incorporated by reference into this Item 3.02.

Item 8.01	Other Events.

Completion of Second Closing of Private Placement

As previously reported, on March 31, 2025, Ernexa Therapeutics Inc. (the “Company”) entered into a securities purchase agreement (the “SPA”) and a related registration rights agreement with certain accredited investors. Pursuant to the SPA, the Company agreed to issue and sell to the investors, and the investors agreed to purchase from the Company, in a private placement, an aggregate of 69,311,654 shares of common stock (or pre-funded warrants to purchase shares of common stock in lieu thereof), at a purchase price of $0.1046 per share or $0.0996 per pre-funded warrant.

Upon the initial closing of the SPA, on April 2, 2025, the Company sold to the investors an aggregate of 9,934,016 shares of common stock and 509,736 pre-funded warrants (such shares, including the shares underlying the pre-funded warrants equal to 19.99% of the Company’s outstanding shares as of March 31, 2025). The second closing under the SPA was subject to, in addition to customary conditions, stockholder approval for such issuance as required under applicable Nasdaq listing rules, which was obtained at the Company’s 2025 Annual Meeting of Stockholders held on June 2, 2025.

The second closing occurred on June 9, 2025, and in connection therewith the Company issued an aggregate of 47,717,087 shares of common stock and 9,332,000 pre-funded warrants. The Company received approximately $6.0 million in gross proceeds from the issuance of such securities. (The remaining subscription amount of $190,248 for 1,818.815 shares has not yet been received.) The Company intends to use the net proceeds therefrom for general working capital purposes and to repay certain notes.

The pre-funded warrants will be exercisable until exercised in full at a nominal exercise of $0.005 per share and may not be exercised to the extent such exercise would cause the holder to beneficially own more than 4.99% or 9.99%, as applicable, of the Company’s outstanding common stock.

In connection with the foregoing, the Company relied upon the exemption from registration provided by Section 4(a)(2) under the Securities Act of 1933, as amended, and Regulation D thereunder, for transactions not involving a public offering.

Nasdaq Continued Listing Compliance

As previously reported, on January 6, 2025, the Company received a notice from the Listing Qualifications Staff of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that the Company’s Market Value of Listed Securities (“MVLS”) was below the minimum of $35 million required for continued listing on The Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(b)(2) (the “Market Value Standard”) and that the Company had until July 7, 2025 to regain compliance with this standard.

As reported above, the Company completed an initial closing under the SPA on April 2, 2025 and completed the second closing under the SPA on June 9, 2025 for the issuance of an aggregate of 57,651,103 shares of the Company’s common stock and 9,841,736 pre-funded warrants for total gross proceeds of approximately $7.0 million. As a result, as of the date of this current report on Form 8-K, and subject to Nasdaq’s review, the Company has stockholders’ equity in excess of $2.5 million, as required under Listing Rule 5550(b) (the “Stockholders’ Equity Standard”), which is an alternative to the Market Value Standard. The Company intends to notify Nasdaq of its compliance with the Stockholders’ Equity Standard so that Nasdaq can determine whether the Company has regained compliance with all applicable requirements for continued listing on The Nasdaq Capital Market.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Ernexa Therapeutics Inc.

Dated: June 9, 2025	By:	/s/ Sanjeev Luther
Sanjeev Luther President and Chief Executive Officer

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